FOR IMMEDIATE RELEASE

November 20, 2006

CONTACTS: Oliver (Ollie) Creekmore Elizabeth Beale

Chief Executive Officer Chief Financial Officer

(757) 242-4422 (757) 242-4422

CNB Bancorp, Inc. Announces

Completion of Rights and Public Offering of Common Stock

WINDSOR, VA -- November 20, 2006 -- CNB Bancorp, Inc. announced the sale of 650,000 shares of its common stock at an offering price of $6.75 per share through a rights offering to its shareholders and a best-efforts offering underwritten by McKinnon & Company, Inc. CNB Bancorp, Inc. sold 109,232 shares in the rights offering to its shareholders of record on October 2, 2006, and 540,768 shares to the public. Shares of CNB Bancorp common stock are quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol "CNBV."

"We are pleased with the successful completion of the offerings and look forward to the continued growth of the Company," stated Ollie Creekmore, President and Chief Executive Officer of CNB Bancorp, Inc. and its wholly owned subsidiary, Citizens National Bank. "The proceeds of this offering will allow the Bank to continue to grow and better compete in our market by offering a higher level of service to our present and potential customers."

Registration statements relating to these securities have been filed with, and declared effective by, the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction. Copies of the prospectus relating to this offering may be obtained from Legh Murphy, (747) 623-4636, with McKinnon & Company, Inc., 999 Waterside Drive, Suite 1200, Norfolk, Virginia 23510.

About CNB Bancorp, Inc.:

CNB Bancorp, Inc. is the holding company for Citizens National Bank, a national bank headquartered in Windsor, Virginia, that opened for business April 2003. At September 30, 2006, CNB Bancorp had total assets of $35.6 million, net loans of $25.7 million, deposits of $31.4 million, and shareholders' equity of $3.4 million.

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This press release contains forward-looking statements concerning CNB Bancorp's future activities. Such statements are subject to important factors that could cause CNB Bancorp's actual results to differ materially from those anticipated by the forward-looking statements. These factors include the factors identified in CNB Bancorp's Registration Statement on Form SB-2 (File No. 333-137698) under the heading "Risk Factors" which are incorporated herein by reference.

Source: CNB Bancorp, Inc.